Exhibit 23.1
Consent of the Independent Registered Public Accounting Firm
HearUSA Inc.
West Palm Beach, Florida
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (filed September 13, 1994), Form S-8 (filed July 19, 1996), Form S-3 (File No. 333-04303), Form S-3 (File No. 333-04639), Form S-3 (File No. 333-11429), Form S-3 (File No. 333-18753), Form S-3 (File No. 333-24357), Form S-3 (File No. 333-25169), Form S-3 (File No. 333-64571), Form S-3 (File No. 333-38862) and Form S-8 (File No. 333-73022) of HearUSA, Inc. of our report dated February 1, 2005, except for the June 2005 disposition as discussed in Note 18, which is as of October 8, 2005, which appears in this Form 8-K.

West Palm Beach, Florida	BDO Seidman, LLP
October 26, 2005